Exhibit 9.1

January 15, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4(a) of the Form 1-U dated January 15, 2026 of Commune Omni Fund, LLC and we agree with the statements made therein. We have no basis to agree or disagree with the statements made in Item 4(b).

Should you have any questions or concerns, please contact Craig Denlinger at 303-823-3220 or craig@artesiancpa.com.

Sincerely,

Artesian CPA, LLC

Denver, CO